EXHIBIT 5.1

[Letterhead of Osler, Hoskin & Harcourt LLP]

December 8, 2022	Our Matter No.: 1214486

Sent via E-Mail

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, ON M5J 2J5

Dear Sirs/Mesdames:

2000 City National Bank Executive Deferred Compensation Plan, as amended, and the 2000 City National Bank Director Deferred Compensation Plan, as amended

We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the payment obligations of the Bank (the “Bank’s Obligations”) with respect to US$185,000,000 of deferred compensation obligations under the 2000 City National Bank Executive Deferred Compensation Plan, as amended as of the date hereof (the “CNB Executive Plan”) and US$10,000,000 of deferred compensation obligations under the 2000 City National Bank Director Deferred Compensation Plan, as amended as of the date hereof (the “CNB Director Plan” and together with the CNB Executive Plan, the “Plans”), which were assumed by RBC USA Holdco Corporation (“Subsidiary”) pursuant to an assumption agreement dated as of November 1, 2015 between Subsidiary and City National Bank (the “Subsidiary Assumption Agreement”) and were assumed by the Bank pursuant to an assumption agreement (the “Assumption Agreement”) dated as of November 1, 2015 between the Bank and Subsidiary.

We understand that the Bank is filing the Registration Statement on or about December 8, 2022 with the United States Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. This opinion is delivered to you in connection with the Registration Statement.

In rendering the opinions set out below, we have examined the Plans, the Subsidiary Assumption Agreement, the Assumption Agreement and the by-laws of the Bank and made such investigations and examined original or duplicate copies or certified copies of such corporate records or other documents and such certificates of public officials and considered such questions of law as we have considered necessary for the purposes of the opinions expressed below. We have assumed the legal capacity of all individuals, the genuineness of all signatures, including electronic or digital signatures resulting from the use of technology, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

The opinions expressed herein are confined to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as in force on the date hereof. No opinion is expressed as to the laws of any other jurisdiction.

Based upon and subject to the foregoing and to the qualifications hereinafter expressed, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada).

2.	The Bank has the power to perform the Bank’s Obligations.

3.	The assumption by the Bank of the Bank’s Obligations pursuant to the Assumption Agreement has been duly authorized by the Bank.

4.	The performance of the Bank’s Obligations by the Bank will not contravene any existing provision of applicable law or result in a breach of the Bank Act (Canada) or the by-laws of the Bank.

5.

In any proceeding in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) for the enforcement of the Bank’s Obligations, an Ontario Court would apply the laws of California (“California Law”), in accordance with the parties’ choice of California Law in the Assumption Agreement and the Plans, to all issues which under the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario (“Ontario Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	The parties choice of California Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Ontario Law (“Public Policy”);

(b)	In any such proceeding, an Ontario Court:

(i)	will not take judicial notice of the provisions of California Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will apply Ontario Law to matters which would be characterized as procedural under Ontario Law;

(iii)	will apply provisions of Ontario Law that have over-riding effect;

(iv)	will not apply California Law if its application would be contrary to Public Policy;

(v)	will not apply any California Law if such application would be characterized under Ontario Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)	An Ontario Court has discretion to decline to hear an action if:

(i)	it is contrary to Public Policy;

(ii)	it is not the proper forum to hear such an action; or

(iii)	another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

The foregoing opinions are subject to the following assumptions and qualifications:

(a)

enforceability of the Bank’s Obligations may be limited by applicable bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(b)

enforceability of the Bank’s Obligations may be limited by equitable principles, including the principle that equitable remedies, such as specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

(c)	a court may not treat as conclusive those determinations which the Plans state are to be so treated; and

(d)

the validity and enforceability of any provision of the Plans which purports to sever from the Plans any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of the agreement or instrument would be determined only in the discretion of the court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the United States Securities and Exchange Commission thereunder with respect to any part of the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP